EXHIBIT 99.1

MUTUAL FEDERAL BANCORP, INC.

For further information contact:
Stephen M. Oksas, CEO
Mutual Federal Bancorp, Inc.
773-847-7747

FOR IMMEDIATE RELEASE

Mutual Federal Bancorp, Inc. Announces Stock Repurchase Program

Chicago, IL, May 21, 2007 - Mutual Federal Bancorp, Inc. (OTC Bulletin Board: MFDB.OB) (the “Company”) today announced that its Board of Directors has approved a stock repurchase program pursuant to which the Company may repurchase up to 5% of its outstanding shares of common stock. The Company currently has 3,636,875 shares outstanding. The shares may be purchased from time to time in the open market or in privately negotiated transactions as market conditions warrant. Shares repurchased will be available for issuance under the Company’s stock option plan and management recognition and retention plan, and for other general corporate purposes.

Mutual Federal Bancorp, Inc. is the holding company for Mutual Federal Savings and Loan Association of Chicago, a federally chartered savings and loan association headquartered in Chicago, Illinois, originally founded in 1905. At March 31, 2007, the Company had total assets of $75.2 million, deposits of $42.8 million and total stockholders’ equity of $28.4 million.